Exhibit (g)(13)

AMENDMENT TO

Amended and Restated MASTER CUSTODIAN AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT (this “Amendment”) is made as of August 31, 2026 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Custodian”), and each registered investment company identified on Appendix A as may be amended from time to time (each registered investment company made subject to this Agreement referred to as the “Fund”, each of which is a Massachusetts business trust or Maryland corporation (each, a “Fund”).

WHEREAS, the Custodian and each Fund entered into an Amended and Restated Custodian Agreement, dated as of October 17, 2008 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement);

WHEREAS, pursuant to the Notice dated April 30, 2026, the Custodian has provided formal written notice of its termination of the Agreement effective September 30, 2026;

WHEREAS, the Custodian and each Fund plans to enter into a Post-Custody Tax Reclaim Filing Services Agreement effective September 1, 2026 (each, a “Tax Reclaim Agreement” and together the “Tax Reclaim Agreements”);

WHEREAS, the parties desire the Agreement to terminate effective after the close of business on August 31, 2026 except as may be desirable in order to maintain the accounts of each Fund on the books and records of the Custodian in connection with each Fund’s Tax Reclaim Agreement, but to continue with respect to DWS Emerging Markets Fixed Income Fund (“EMFI”) and DWS Enhanced Commodity Strategy Fund (“ECSF”), in each case as amended hereby; and

WHEREAS, the Custodian and each Fund desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Custodian and each Fund hereby agree as follows:

1.              The Agreement is hereby amended as follows:

    Article IX (Miscellaneous), under Section 9.11 Compliance Policies and Procedures, the following is inserted at the end thereof:
i.	“Furthermore, to the extent assets of EMFI remain in custody of the Custodian beyond August 31, 2026, including without limitation, due to such assets being non-transferrable (collectively, the “Remaining Assets”) and subject to delivery by EMFI and ECSF to the Custodian in writing on or before August 31, 2026 a complete list of such Remaining Assets and acceptance by the Custodian in writing, such list being the (“Confirmed Remaining Assets”), Custodian and EMFI and ECSF agree that this Agreement shall remain in full force and effect for such period as: (i) the Confirmed Remaining Assets remain non-transferrable; and (ii) as may be required to complete necessary arrangements to transfer, dispose of and/or remove from the EMFI and ECSF Accounts maintained by the Custodian the Confirmed Remaining Assets, and the Custodian shall be entitled to continue to be paid fees hereunder until such transfer, disposition or removal of the Confirmed Remaining Assets is complete.”

    Article IX (Miscellaneous), under Section 9.11 Compliance Policies and Procedures, the following is inserted at the end thereof:
i.	“9.12 Representations and Warranties of Each Fund. Each Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures to ensure that it will not instruct or otherwise cause Custodian to engage in any activity or hold any assets in custody that would violate sanctions laws and regulations imposed by the United States, the European Union, the United Nations, the United Kingdom or any other applicable jurisdiction (“Sanctions Regime”).

ii.	Each Fund represents and warrants that it has developed and implemented an anti-money laundering (“AML”) program (“AML Program”) that is designed to comply with all applicable AML and terrorist financing laws and regulations, including but not limited to: the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the regulations promulgated thereunder (collectively, “applicable AML laws”).
1.	Each Fund represents and warrants that upon request, it will provide the Custodian with information that the Custodian requires to comply with applicable AML Laws and Sanctions Regimes.
2.	Each Fund further represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or engage in or facilitate any transaction that would cause Custodian to violate any applicable AML laws.”

2. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment.

3. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: __/s/Daniel Montoya_______________________________

Name: Daniel Montoya

Title: Managing Director

Date:27 August 2026

EACH REGISTERED INVESTMENT COMPANY IDENTIFIED ON APPENDIX A ATTACHED TO THE AGREEMENT

By: __/s/John Millette_____________________________

Name: John Millette

Title: Vice President and Secretary

Date: August 27, 2026